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EX-99.77C  VOTES

Shareholder Voting Results

     On April 17, 2000, a special meeting of shareholders of Advantus Real Estate Securities Fund, Inc. was held. Shareholders of record on February 28, 2000, were entitled to vote on the proposals described below.

(1)  To elect a Board of Directors as follows:

                                                   Votes            Votes
Director                                            For           Withheld

Charles E. Arner                                  930,552             0
Ellen S. Berscheid                                930,552             0
Ralph D. Ebbott                                   930,552             0
Frederick P. Feuerherm                            930,552             0
William N. Westhoff                               930,552             0

(2) To approve the elimination or modification of the following investment policies for.

                                             Votes         Votes       Votes
                                              For         Against    Withheld

A.  Modify policy regarding borrowing
and the issuance of senior securities        928,256         0           0

B.  Modify policy regarding concentration
in a particular industry                     928,256         0           0

C.  Modify policy regarding investments
in real estate and commodities               928,256         0           0

D.  Modify policy regarding lending          928,256         0           0

E.  Eliminate policy restricting
margin purchases and short sales             928,256         0           0

F.  Eliminate policy prohibiting
participation in a joint trading
account                                      928,256         0           0

3.  To approve an amendment to the
investment advisory agreement between
the Fund and Advantus Capital Management,
Inc., as described in the proxy statement    928,256         0           0

4.  To ratify the selection of KPMG LLP
as independent public accountants for
the Fund                                     930,552         0           0


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